Exhibit 10.7

AMENDMENT NO. 2 TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 (this “Amendment”) to that certain employment agreement dated April 1, 2019 by and between the Riley Exploration – Permian, LLC (“REP”) and Bobby D. Riley (“Employee”), assigned by REP to Riley Permian Operating Company, LLC (the “Company”) on June 8, 2019, and amended by that certain Amendment No. 1 to Employment Agreement dated October 1, 2020 (the “Employment Agreement”) is effective as of March 15, 2021 (the “Effective Date”).

W I T N E S S E T H :

WHEREAS, the parties hereto desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and in the Employment Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the Employment Agreement as follows:

1.	Definitions.

1.1.	The definition of “Affiliate” is hereby deleted from Section 2(a).

1.2.	“LTIP” shall mean the Riley Exploration Permian, Inc. 2021 Long Term Incentive Plan, as it may be amended from time to time.

1.3.	“Board” shall mean the board of directors of Riley Exploration Permian, Inc.

2.	Payment of Bonuses. Section 5(b)(iv) is hereby deleted in its entirety and replaced with the following:

(iv) Payment. All Annual Bonuses earned and payable to Employee by the Company shall be paid to Employee in a lump sum as soon as practicable following the end of the Company’s fiscal year but in no event later than 2½ months following the end of the taxable year during which the applicable Annual Bonus was earned.  All Annual Equity Awards earned by Employee shall be granted to Employee as soon as practicable following the end of the Company’s fiscal year but in no event later than 2½ months following the end of the taxable year during which the applicable Annual Equity Award was earned.  Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, Employee shall be eligible to receive the Annual Bonus for any completed fiscal year and for the fiscal year in which such Employee’s employment is terminated if such termination is: (i) by the Company without Cause, or (ii) by Employee for Good Reason; provided, however, that such Annual Bonus shall be paid on the date that Annual Bonuses are paid to other senior executive officers of the Company but in no event later than 2½ months after the end of the taxable year in which any substantial risk of forfeiture with respect to such Annual Bonuses lapses and the Annual Bonus amount shall be determined by the Board in its sole discretion based on its assessment of the Annual Bonus amount that Employee would have received based on achievement of performance goals for the applicable fiscal year.

3.	Vacation. The last sentence of Section 5(h) is hereby deleted in its entirety and replaced with the following:

(h)  Unless required by such vacation policy or applicable law, any amounts accrued and owing for the applicable year shall not be paid to Employee upon the termination of his employment with the Company, regardless of the reason for such termination.

4.	Payments and Benefits Due Upon Certain Change of Control Events. Section 8 hereby deleted in its entirety and replaced with the following:

8.          Payments and Benefits Due Upon Certain Change-in-Control Events.  The parties acknowledge that Employee has entered into this Agreement based on his confidence in the current stockholders of the Company and the support of the Board.  Accordingly, if the Company should undergo a Change in Control the parties agree as follows:

(a)          Definitions.  For purposes of this Agreement, the following terms shall have the following definitions:

(i)          Affiliate:  except as otherwise provided in this Agreement, for purposes of this Agreement, Affiliate means, with respect to the Company, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company; provided, however, that a natural person shall not be considered an Affiliate.

(ii)         Change in Control:  a Change in Control has the same meaning as assigned by the LTIP.   Notwithstanding the foregoing, a Change of Control shall not include the IPO or a public offering of the Company’s common stock or a transaction with its sole purpose to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(iii)        CIC Effective Date:  means the date upon which a Change in Control occurs.

(iv)         Code:  means Internal Revenue Code of 1986, as amended from time to time.

(b)        Change-in-Control Benefits.  If Employee is employed by the Company on the CIC Effective Date and this Agreement is terminated on or before the six-month anniversary of the CIC Effective Date by the Company without Cause in accordance with Section 6(c) or by Employee for Good Reason in accordance with Section 6(d), then the Company shall have no further obligation to Employee under this Agreement or otherwise, except the Company shall provide Employee with the Accrued Obligations in accordance with Section 7(a) plus the following payments and benefits (collectively, the “Change-in-Control Benefits”) in lieu of any Separation Benefits that may otherwise be due under Section 7(b): (i) an amount equal to 200% of the Base Salary in effect immediately before the Termination Date plus 200% of the Annual Bonus received by Employee for the fiscal year preceding the Termination Date (until the Annual Bonus for fiscal year 2021 is determined, the Annual Bonus for purposes of this Section 8 shall be the target Annual Bonus for fiscal 2021 as provided above, and thereafter shall be the Annual Bonus determined for fiscal year 2021 or the Annual Bonus received by Employee for any future fiscal year) (together, the “CIC Pay”); and (ii) during the 6-month period commencing on the Termination Date that Employee is eligible to elect and elects to continue coverage for himself and his eligible dependents under the Company’s group health insurance plan pursuant to COBRA or similar state law, the Company shall reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage under COBRA and the employee contribution amount that active employees of the Company pay for the same or similar coverage; provided, however,  that Employee shall notify the Company in writing within five days after he becomes eligible after the Termination Date for group health insurance coverage, if any, through subsequent employment or otherwise and the Company shall have no further reimbursement after the Employee becomes eligible for group health insurance coverage due to subsequent employment or otherwise.  The CIC Pay shall be paid to the Employee in a lump sum within 60 days of the Termination Date; provided, however, that no CIC Pay shall be paid to the Employee unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below).  Any reimbursements due under this Section shall be made by the last day of the month following the month in which the applicable premiums were paid by the Employee.

For the avoidance of doubt, Employee shall not be entitled to the Change-in-Control Benefits if this Agreement is terminated (i) due to Employee’s death; (ii) by the Company due to Employee’s Inability to Perform; (iii) by the Company for Cause; (iv) by Employee without Good Reason; or (v) by non-renewal by Employee in accordance with Sections 4(b) and 6(f).

5.	Parachute Payment Limitation. Section 9 hereby deleted in its entirety and replaced with the following:

9.         Parachute Payment Limitation.  Notwithstanding any contrary provision in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G of the Code), and any of the payments and benefits described herein, together with any other payments which Employee has the right to receive from the Company, would, in the aggregate, constitute a “parachute payment” (as defined in Section 280G of the Code), then such payments and benefits shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by Employee from the Company shall be $1.00 less than three times Employee’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax).  The determination as to whether any such reduction in the amount of the payments and benefits is necessary shall be made by the Board in its sole discretion and such determination shall be conclusive and binding on Employee; provided, however, that any such reduction shall be made in the manner that is most beneficial to Employee.  If a reduced payment is made to Employee pursuant to clause (a) above and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds $1.00 less than three times Employee’s base amount, Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.

6.	Conditions on Receipt of Separation Benefits and Change-of-Control Benefits. The Release required pursuant to the Section 10(a) shall be in the form attached hereto as Exhibit A.

7.	Covenant not to Compete. Section 12(c) is hereby deleted in its entirety and replaced with the following:

(c)        Covenant not to Compete.  Beginning on the Effective Date and continuing for 12 months after the termination of Employee’s employment with the Company, regardless of the reason for such termination (the “Restricted Period”), Employee shall not directly or indirectly (including without limitation through any family member or Affiliate) (i) have any ownership interest in, serve as an officer, director, consultant, independent contractor, subcontractor, employee, or in any other capacity similar to the capacity in which Employee served the Company or the Company Group, in any business or activity that is in engaged in leasing, acquiring, exploring, developing, or producing hydrocarbons and related products within the boundaries of, or within a five-mile radius of the boundaries of, (A) any mineral property interest of the Company, the Company Group, or their Affiliates (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest, or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between the Company, the Company Group, or their Affiliates and any third party), (B) any other property on which the Company, the Company Group, or their Affiliates have an option, right, license, or authority to conduct or direct exploratory activities, such as three dimensional seismic acquisition or other seismic, geophysical and geochemical activities, or (C) any producing well or any well-in-progress being drilled and/or completed by the Company, the Company Group, or their Affiliates, in each case in (A), (B), and (C) during the Term or as identified by the Company in writing as of or following the Termination Date, as applicable, in the Permian Basin (the “Restricted Area”); or (ii) solicit, canvass, or accept business for any person or entity that provides products or services that directly or indirectly compete with the products or services of the Company or the Company Group in the Business in the Restricted Area.

8.	Covenant not to Solicit. Section 12(d) is hereby deleted in its entirety and replaced with the following:

(d)         Covenant not to Solicit.  During the Restricted Period, Employee shall not directly or indirectly, on behalf of himself or any third party (including without limitation through any family member or Affiliate), (i) solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company Group on behalf of himself or any other entity that competes against the Company Group in the Business in the United States or (ii) solicit, hire, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee or non-employee service provider of the Company or the Company Group or was an employee or non-employee service provider of the Company or the Company Group at any time in the one-year period preceding the proposed solicitation.  For avoidance of doubt, it shall not be a breach of this section for Employee to post general job listings or similar broad-based advertisement for employment or other services as long as such listings or advertisements are not directly or indirectly targeted at the Company’s employees or service providers.

9.	Successors and Assigns. Section 16 is hereby deleted in its entirety and replaced with the following:

16.  Successors and Assigns.  Employee’s duties, responsibilities, and authorities under this Agreement are personal to him and shall not be assigned to any person or entity without written consent from the Board.  The Company may assign this Agreement without Employee’s further consent to any Affiliate (including without limitation to Riley Permian Operating Company, LLC), any successor of the Business of the Company or the Company Group (whether by merger, consolidation, reorganization, reincorporation, or sale of stock or equity interests), or any purchaser of the majority of the assets of the Company or the Company Group; provided, however, that in the event of a Change in Control, the Company shall cause the surviving entity in any such Change in Control to assume the Company’s obligations under Sections 7 and 8 to the extent such obligations have not yet been fully performed.  The Company may not transfer Employee’s employment to any Affiliate (including without limitation to Riley Permian Operating Company, LLC) unless the Company also assigns this Agreement to the Affiliate and the Affiliate expressly agrees to honor this Agreement in all respects. In the event of Employee’s death, this Agreement shall be enforceable by his estate, executors, or legal representatives and any payment owed to Employee hereunder after the date of Employee’s death shall be paid to Employee’s estate.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

10.	Amendment. The following language is hereby added to the end of Section 21:

…provided, however, that (i) any such amendment shall preserve the rights and benefits of Employee hereunder as reasonably possible, and (ii) the Company shall use reasonable efforts to consult with Employee prior to and regarding any such proposed amendment.

11.	Code Section 409A. Section 27(a) is hereby deleted in its entirety and replaced with the following:

(a) Code Section 409A.  The parties intend for all payments provided to Employee under this Agreement to be exempt from or comply with the provisions of Code Section 409A and not be subject to the tax imposed by Code Section 409A.  In addition, and without limiting the generality of the foregoing, it is the intent of the parties that the Severance Pay, CIC Pay, and COBRA benefits set forth in Sections 7 and 8 of this Agreement be exempt from Code Section 409A as “short-term deferrals,” as “involuntary separation pay,” or under any other 409A exemption that may be applicable. The provisions of this Agreement shall be interpreted in a manner consistent with the foregoing intents.  For purposes of Section 409A, each payment amount or benefit due under this Agreement shall be considered a separate payment and Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.

12.
Governing Law and Venue.  This Amendment and the Employment Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict-of-laws principles. The parties hereby irrevocably consent to the binding and exclusive venue for any dispute, controversy, claim, or cause of action between them arising out of or related to this Amendment and the Employment Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings or has jurisdiction in the State of Delaware.

13.
Conflicts; Ratification.  In the event that there is a conflict between the provisions of this Amendment and the Employment Agreement as to the matters addressed herein, the terms stated in this Amendment shall prevail.  Any terms and conditions stated in the Employment Agreement that are not expressly modified by this Amendment remain unchanged and shall remain in full force and effect.  All references to the “this Agreement” in the Employment Agreement shall mean the Employment Agreement, as amended hereby.

14.
Counterparts.  This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. A facsimile or PDF of an executed counterpart of this Amendment shall be sufficient to evidence the binding agreement of a party to the terms hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 to Employment Agreement to be effective as of the Effective Date.

RILEY PERMIAN OPERATING COMPANY, LLC

By:	/s/ Kevin Riley
Kevin Riley, President

EMPLOYEE:

/s/ Bobby D. Riley
Bobby D. Riley

EXHIBIT A
GENERAL RELEASE AGREEMENT
[To be completed when employment terminates]

This General Release Agreement (this “Agreement”) constitutes the Release referred to in that certain Employment Agreement (the “Employment Agreement”) executed and agreed to as of [•], by and among Riley Exploration Permian, Inc. (the “Company”) and [•] (“Employee”).

(a)        Capitalized words used but not defined in this Agreement shall have the same meaning as such terms are assigned by the Employment Agreement.  In exchange for the Separation Benefits or Change-in-Control Benefits, as applicable, to be provided to Employee by the Company in accordance with the Employment Agreement, the Employee releases, waives, acquits, and forever discharges to the maximum extent permitted by law any and all rights, claims, and demands of whatever kind or character, whether presently known to me or unknown, and whether vicarious, derivative, or direct or indirect, that he may have or assert against (i) the Company; (ii) any parent, subsidiary, or affiliate of the Company, including without limitation Riley Exploration – Permian, LLC; (iii) any past or present officer, director, or employee of the entities just referred to in (i)-(ii), in their individual and official capacities; and (iv) any past or present predecessors, parents, subsidiaries, affiliates, owners, shareholders, members, managers, benefit plans, operating units, divisions, agents, representatives, officers, directors, partners, employees, fiduciaries, insurers, attorneys, successors, and assigns of the entities just named in (i)-(iii) (the “Released Parties”).  This release includes without limitation any claims arising under federal, state, or local laws prohibiting employment discrimination, [including without limitation the Age Discrimination in Employment Act (“ADEA”)]; any claims growing out of any legal restrictions, contractual or otherwise, on the Company’s right to terminate the employment of its employees; any claims arising out of Employee’s employment with the Company or the termination of that employment; any claims relating to or arising out of any agreement or contract between Employee and any of the Released Parties; and any claims arising out of or based on any other act, conduct, or omission of any of the Released Parties (collectively, the rights, claims, and demands referenced above are referred to as the “Released Claims”).  This release does not prevent Employee from filing any administrative claims for unemployment compensation or workers’ compensation benefits.  This Agreement is not intended to indicate that any Released Claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for the Separation Payments, any and all potential claims of this nature that Employee may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived.

In no event shall the Released Claims include [(a) any claim under the ADEA which arises after the date this Agreement is signed by Employee], (b) any claim to vested benefits under an employee benefit plan, (c) any claims for [describe any indemnification rights that survive termination under any applicable agreements or at law], or (d) any claim relating to Employee’s status as [a director (other than claims for unpaid director compensation, claims for indemnification, and claims for coverage under D&O insurance) if Employee remains a director following the termination of his employment or] a stockholder of the Company or any other Released Party.  Further, the parties expressly acknowledge that Employee retains the following equity interests, which are not waived by this Agreement, and which continue to be governed by the agreement and/or plan through which they were awarded: [summary of equity ownership and agreement(s)/plan(s) that is/are source(s) of entitlement (including any applicable restricted unit agreements and the rights therein that survive such termination)].

By signing this Agreement, Employee is bound by it.  Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Agreement.  The release set forth in this Agreement also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit.

Notwithstanding the release in this Agreement, nothing in this Agreement prevents Employee from (i) contacting, filing a charge or complaint with, providing information to, or cooperating with an investigation conducted by, any governmental agency, (ii) making disclosures or giving truthful testimony as required by law or valid legal process (such as by a subpoena), or (iii) engaging in other legally-protected activities.  Employee acknowledges and agrees, however, that he forever waives any right to recover, and he will not request or accept, anything of monetary value from any of the Released Parties arising out of or connected in any way with his employment or the ending of his employment with the Company, the employment practices of the Company, or with any other act, conduct, or omission of any of the Released Parties, other than the Separation Payments, whether sought directly by him or by any governmental agency, individuals, or group of individuals on his behalf.

THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(b)         Employee agrees not to bring or join any lawsuit, arbitration, or other proceeding against any of the Released Parties in any court relating to any of the Released Claims. Employee represents that Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Released Parties in any court or before any government agency and has made no assignment of any rights Employee has asserted or may have against any of the Released Parties to any person (including any entity), in each case, with respect to any Released Claims.

(c)        Employee further agrees to (i) keep confidential and not to disclose to anyone the terms of this Agreement, except as permitted below or by law and except that he may disclose the terms to his family, attorney, or tax or financial advisor, if any, provided such persons have agreed to keep such information confidential, (ii) not make any disparaging remarks to any third party about the Released Parties or their operations, practices, officers, directors, members, managers, employees, or contractors, (iii) not use or disclose any Confidential Information of the Released Parties he received during his employment and to comply with his continuing post-termination obligations owed to the Company under the Employment Agreement and otherwise, and (iv) promptly return to the Company all property of any Released Party in his possession or under his control.  [With respect to (iii), the Restricted Area is as follows: _______________________.]

(d)       Employee’s covenants in Sections 11-13 of the Employment Agreement (and those provisions necessary to enforce and interpret them) remain in full force and effect, and Employee promises to abide by such covenants.  Notwithstanding the foregoing, nothing in this Agreement or the Employment Agreement shall prohibit or restrict Employee from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to the Employee from any governmental agency; (c) testifying, participating or otherwise assisting in an action or proceeding by any governmental agency relating to a possible violation of law or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Further, nothing herein or in the Employment Agreement shall prevent Employee from, nor shall Employee be criminally or civilly liable under any federal or state trade secret law for, making a disclosure of trade secrets or other confidential information that is: (a) made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of applicable law; (b) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (c) protected under the whistleblower provisions of applicable law.

(e)         By executing and delivering this Agreement, Employee acknowledges that: (i) Employee has carefully read this Agreement; (ii) Employee has had at least 55 days to consider this Agreement before the execution and delivery hereof to the Company; (iii) Employee has been and hereby is advised in writing that Employee may, at Employee’s option, discuss this Agreement with an attorney of Employee’s choice and that Employee has had adequate opportunity to do so; (iv) Employee fully understands the final and binding effect of this Agreement and agrees that the only promises made to Employee to sign this Agreement are those stated in the Employment Agreement and herein; (v) Employee is signing this Agreement voluntarily and of Employee’s own free will and Employee understands and agrees to each of the terms of this Agreement; and (vi) Employee has been paid all wages and other compensation to which Employee is entitled pursuant to his employment with the Company and received all leaves (paid and unpaid) to which Employee was entitled during such employment.

Employee further acknowledges and agrees that (1) he has been given a reasonable period to read and consider this Agreement before signing it; (2) this Agreement and the Employment Agreement contain the entire understandings and agreements between the Company and him regarding their subject matters and supersede all prior agreements and understandings between them; (3) he has read this Agreement and fully understands the effect of his signing this Agreement; (4) in signing this Agreement, he is not relying on any written or oral statement or promise from the Company other than in this Agreement and the Employment Agreement; (5) this Agreement shall be governed by Delaware law and exclusive venue for any claim between the parties or their affiliates arising out of or related this Agreement is in any state or federal court of competent jurisdiction in the State of Delaware; and (6) nothing in this Agreement constitutes any sort of admission of liability.

[Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”).   To be effective, such revocation must be in writing signed by Employee and must be delivered to the Company on or before 11:59 p.m., E.S.T., on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  No Separation Benefits or Change-in-Control Benefits, as applicable, shall be paid if this Agreement is revoked by Employee in the foregoing manner.]

Executed on this ___________ day of _____________, _______.

[Employee]